SECURITIES & EXCHANGE COMMISSION
                           Washington, D.C. 20549
                           ______________________

                                 SCHEDULE 13G*
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               ACCO BRANDS CORP
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)

                                  022720104
                                (CUSIP Number)

                               August 30, 2005
            (Date of event which requires filing of this statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:


     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





                           (Page 1 of 12 Pages)
________________
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 022720104                 13G                    Page 2 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                 Scout Capital Partners, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 62,800
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 62,800
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 62,800
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.12%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                    Page 3 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                              Scout Capital Partners II, L.P.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 308,900
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 308,900
_____________________________________________________________________________

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 308,900
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.60%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 PN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                    Page 4 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                     Scout Capital, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 371,700
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 371,700
_____________________________________________________________________________

     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 371,700
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                0.72%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 OO
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                    Page 5 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                          Scout Capital Management, L.L.C.
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            Delaware
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,265,400
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,265,400
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,265,400
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                4.41%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IA
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                    Page 6 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           Adam Weiss
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,637,100
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,637,100
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,637,100
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.13%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                    Page 7 of 12 Pages

____________________________________________________________________________
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                                           James Crichton
_____________________________________________________________________________
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
_____________________________________________________________________________
     (3)    SEC USE ONLY
_____________________________________________________________________________
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                            United States
_____________________________________________________________________________
NUMBER OF      (5)  SOLE VOTING POWER
                                                -0-
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 2,637,100
OWNED BY       ___________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                -0-
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 2,637,100
_____________________________________________________________________________
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 2,637,100
_____________________________________________________________________________
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
_____________________________________________________________________________
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                5.13%
_____________________________________________________________________________
     (12)    TYPE OF REPORTING PERSON **
                                                 IN
_____________________________________________________________________________
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 022720104                 13G                   Page 8 of 12 Pages

Item 1(a).    Name of Issuer:

     The name of the issuer is  ACCO BRANDS CORP (the "Company").

Item 1(b).    Address of Issuer's Principal Executive Offices:

     The Company's principal executive offices are located at 300 Tower Parkway, Lincolnshire, IL 60069.

Item 2(a).    Name of Person Filing:

     This statement is filed by:

          (i) Scout Capital Partners, L.P., a Delaware limited partnership ("Scout Partners"), with respect to the shares of Common
              Stock (defined in Item 2(d) below directly owned by it;
         (ii) Scout Capital Partners II, L.P., a Delaware limited partnership ("Scout Partners II"), with respect to the shares of Common Stock directly owned by it;
        (iii) Scout Capital, L.L.C., a Delaware limited liability company ("Scout Capital"), with respect to the shares of Common Stock directly owned by Scout Partners and Scout Partners II;
        (iv) Scout Capital Management, L.L.C., a Delaware limited liability company ("Scout Capital Management"), which serves as investment manager to Scout Capital Fund, Ltd. ("Scout Capital Fund") and Scout Capital Fund II, Ltd. ("Scout Capital Fund II"), each a Cayman Islands exempted company, and other discretionary managed accounts, with respect to the shares of Common Stock directly owned by Scout Capital Fund, Scout Capital Fund II and such other managed accounts (collectively, the "Accounts");
         (v) Adam Weiss ("Mr. Weiss"), with respect to the shares of Common Stock directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.
         (vi) James Crichton ("Mr. Crichton"), with respect to the shares of Common Stock directly owned by each of Scout Partners, Scout Partners II, Scout Capital Fund, Scout Capital Fund II and with respect to the Shares held by the Accounts managed by Scout Capital Management.

              The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 022720104                 13G                   Page 9 of 12 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 320 Park Avenue, 33rd Floor New York, New York 10022.

Item 2(c).     Citizenship:

     Scout Partners and Scout Partners II are limited partnerships organized under the laws of the State of Delaware. Scout Capital and Scout Capital Management are limited liability companies organized under the laws of the State of Delaware. Mr. Weiss and Mr. Crichton are United States citizens.

Item 2(d).     Title of Class of Securities:

     ACCO BRANDS CORP, $0.01 par value (the "Common Stock")

Item 2(e).  CUSIP Number:
     022720104

Item 3.  If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check the box.[X ]

CUSIP No. 022720104                 13G                   Page 10 of 12 Pages

Item 4.   Ownership.

         A. Scout Capital Partners, L.P.
              (a) Amount beneficially owned: 62,800
              (b) Percent of class: 0.12% The percentages used herein and in the rest of Item 4 are calculated based upon the 51,373,000 shares of Common Stock issued and outstanding as of August 16, 2005 as reflected on the Company's Form S-4 filed as of July 18, 2005.
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 62,800
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 62,800

         B. Scout Capital Partners II, L.P.
              (a) Amount beneficially owned: 308,900
              (b) Percent of class: 0.60%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 308,900
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 308,900

         C. Scout Capital, L.L.C.
              (a) Amount beneficially owned: 371,700
              (b) Percent of class: 0.72%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 371,700
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the disposition: 371,700

         D. Scout Capital Management, L.L.C.
              (a) Amount beneficially owned: 2,265,400
              (b) Percent of class: 4.41%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 2,265,400
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition:                             2,265,400

         E. Adam Weiss
              (a) Amount beneficially owned: 2,637,100
              (b) Percent of class: 5.13%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 2,637,100
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition:                             2,637,100

         E. James Crichton
              (a) Amount beneficially owned: 2,637,100
              (b) Percent of class: 5.13%
              (c)(i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 2,637,100
               (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition:                             2,637,100

CUSIP No. 022720104                 13G                   Page 11 of 12 Pages

Item 5.     Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Scout Capital, the general partner of Scout Partners and Scout Partners II, has the power to direct the affairs of Scout Partners and Scout Partners II, including decisions with respect to the disposition of the proceeds from the sale of the shares. Mr. Weiss and Mr. Crichton are the principals and the managing members of Scout Capital and in that capacity direct its operations. Scout Capital Fund and other Accounts are clients of Scout Capital Management, of which Mr. Weiss and Mr. Crichton are the principals and the managing members. Each of the clients of Scout Capital Management has the power to direct the receipt of dividends from, or the proceeds of sale of, such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     See Item 2.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 022720104                 13G                   Page 12 of 12 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  September 9, 2005

                                             SCOUT CAPITAL PARTNERS, L.P.
                                             By:     Scout Capital, L.L.C.,
                                                     General Partner

                                             By:     /s/ Adam Weiss
                                                     --------------------------
                                                     Adam Weiss
                                                     Managing Member
                                             By:     /s/ James Crichton
                                                     --------------------------
                                                     James Crichton
                                                     Managing Member

                                             SCOUT CAPITAL PARTNERS II, L.P.
                                             By:     Scout Capital, L.L.C.,
                                                     General Partner

                                             By:     /s/ Adam Weiss
                                                     --------------------------
                                                     Adam Weiss
                                                     Managing Member

                                             By:     /s/ James Crichton
                                                     --------------------------
                                                     James Crichton
                                                     Managing Member

                                             SCOUT CAPITAL, L.L.C.,

                                             By:     /s/ Adam Weiss
                                                     --------------------------
                                                     Adam Weiss
                                                     Managing Member

                                             By:     /s/ James Crichton
                                                     --------------------------
                                                     James Crichton
                                                     Managing Member

                                             SCOUT CAPITAL MANAGEMENT, L.L.C.

                                             By:     /s/ Adam Weiss
                                                     --------------------------
                                                     Adam Weiss
                                                     Managing Member

                                             By:     /s/ James Crichton
                                                     --------------------------
                                                     James Crichton
                                                     Managing Member

                                             ADAM WEISS
                                             /s/ Adam Weiss
                                             --------------------------------

                                             JAMES CRICHTON
                                             /s/ James Crichton
                                             --------------------------------